EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-106717) of our reports dated March 19, 2008 with respect to the consolidated financial statements of TVI Corporation and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Stegman & Company
Baltimore, Maryland

March 19, 2008